EXHIBIT 99.1

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF
MOBILESMITH INC.
CHARTER
I. I

I
PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors of MobileSmith, Inc. (the “Company”) in fulfilling its oversight responsibilities by reviewing the quarterly and annual financial reports ; the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company’s auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels. The Audit Committee’s primary duties and responsibilities are to:

Serve as an independent and objective party to monitor the Company’s financial reporting process and financial internal control system.

Review and appraise the audit efforts of the Company’s independent accountants.

Provide an avenue of communication between the independent accountants, management and the Board of Directors.

The Audit Committee will fulfill these responsibilities by carrying out the activities enumerated in Section IV. of this Charter.

II.
COMPOSITION

The Audit Committee shall be comprised of a two or more independent directors as determined by the Board from time to time, a majority of which shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.  All members of the Committee shall have a basic working familiarity with finance and accounting practices and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs ..

The members of the Committee shall be elected by the Board. Unless a Chair is elected by the Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.
MEETINGS

The Committee shall meet at least four times annually or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent accountants and management quarterly to view the Company financials consistent with Section IV.4. below).

IV.
RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports Review

1. Review and update this Charter periodically, at least annually as conditions dictate.

2. Review with financial management and the independent accountants the Company’s Annual Reports on Form 10-K prior to their filing or prior to the release of earnings, review auditor required written communication and communicate any concerns with non-Committee board members. The Chair of the Committee may represent the entire Committee for purposes of these reviews ..

3. Review the independent accountants letters to management addressing internal controls and management’s response.

4. Review with financial management the Company’s Quarterly Reports on Form 10-Q prior to their filing or prior to the release of earnings, review auditor required written communication and communicate any concerns with non-Committee board members. The Chair of the Committee may represent the entire Committee for purposes of these reviews.

Independent Accountants

1. Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. The Committee shall have the sole authority and responsibility to select, evaluate and if necessary replace the independent auditor. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Company to determine the accountants’ independence.

2. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

3. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the Company’s financial statements.

Financial Reporting processes

1. In consultation with the independent accountants , review the integrity of the Company’s financial reporting processes, both internal and external.

2. Consider the independent accountants’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

3. Consider and approve, if appropriate, major changes to the Company’s auditing and accounting principles and practices as suggested by the independent accountants management. department.

Process Improvements

1. Establishing a regular system of reporting to the Audit Committee by management regarding any significant judgements made in preparation of the financial statements and the view of each as to appropriateness of such judgements.

2. Following completion of the annual audit, review separately with management, the independent accountants any significant difficulties encountered during the course of the audit including any restrictions on the scope of work or access to required information.

3. Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with preparation of financial statements.

4. Review with independent accountants and management the extent to which changes or improvements in financial or accounting practices as approved by the Audit Committee have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements as decided by the Committee.)

Ethical and Legal Compliance

1. Establish, review and update, periodically, a Code of Ethical Conduct to ensure that management has established a system to enforce this Code.

2. Review management’s monitoring of the Company’s compliance with the Company’s Ethical Code and ensure that management has the proper review system in place to ensure that the Company’s financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

3. Review activities, organizational structure and qualifications of the internal auditors.

4. Review with the Company’s counsel legal compliance matters including corporate securities trading policies.

5. Review with the Company’s counsel any legal matter that could have a significant impact on the Company’s financial statements.

6. Perform any other activities consistent with this Charter the Company’s By-laws and governing law as the Committee or the Board deems necessary or appropriate.